Exhibit 4.1

Stock Option Plan of Genoil Inc., as amended October 25, 2001 and January 13, 2003

GENOIL INC.

STOCK OPTION PLAN

as amended October 25, 2001
and January 13, 2003

ARTICLE I
PURPOSE OF PLAN

1.1 The purpose of the Plan is to attract, retain and motivate persons as directors, officers, key employees and consultants of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

ARTICLE II
DEFINED TERMS

     Where used herein, the following terms shall have the following meanings, respectively:

2.1 “Board” means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee or another Committee appointed for such purpose by the board of directors of the Corporation;

2.2 “Business Day” means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

2.3 “Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any Subsidiary has a contract for substantial services;

2.4 “Corporation” means GENOIL INC. and includes any successor corporation thereto;

2.5 “Eligible Person” means any director, officer, employee (part-time or full-time) or Consultant of the Corporation or any Subsidiary;

2.6 “Exchange” means The Toronto Stock Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time;

2.7 “Insider” means:

(a)	an Insider as defined under Section 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(b) an associate as defined under Section 1(1) of the Securities Act (Ontario) of any person who is an insider by virtue of (i) above;

2.8 “Market Price” at any date in respect of the Shares shall be the greatest closing price of such Shares on any Exchange on the last Business Day preceding the date on which the Option is approved by the Board (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

2.9 “Option” means an option to purchase Shares granted under the Plan;

2.10 “Option Price” means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;

2.11 “Optionee” means an Eligible Person to whom an Option has been granted;

2.12 “Outstanding Issue” means the number of Shares outstanding on a non-diluted basis, determined on the basis of the number of shares that are outstanding immediately prior to the share issuance under Article 5 herein, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period;

2.13 “Person” means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Alberta);

2.14 “Plan” means the GENOIL INC. Share Option Plan, as the same may be amended or varied from time to time;

2.15 “Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

2.16 “Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.17 “Subsidiary” means any corporation which is a subsidiary as such term is defined in section 4 of the Business Corporations Act (Alberta) (as such provision is from time to time amended, varied or re-enacted) of the Corporation.

ARTICLE III
ADMINISTRATION OF THE PLAN

3.1 The Plan shall be administered in accordance with the rules and policies of the Exchange in respect of employee stock option plans by the Board. The Board shall receive recommendations of management and shall determine and designate from time to time those directors, officers, employees and Consultants of the Corporation or its Subsidiaries to whom an Option should be granted and the number of Shares, which will be optioned from time to time to any individual and the terms and conditions of the grant.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and make all other determinations necessary or advisable for its administration;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine which Eligible Persons are granted Options and to grant Options;

(d)	to determine the number of Shares covered by each Option;

(e)	to determine the Option Price;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options which initially shall be substantially in the form annexed hereto as Schedule “A”.

ARTICLE IV
SHARES SUBJECT TO THE PLAN

4.1 Options may be granted in respect of authorized and unissued Shares provided that, subject to increase by the Board, the receipt of the approval of the Exchange and the approval of shareholders of the Corporation, the maximum aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options shall equal 19,000,000 Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

ARTICLE V
ELIGIBILITY; GRANT; TERMS OF OPTIONS

5.1 Options may be granted to Eligible Persons.

5.2 Options may be granted by the Corporation pursuant to the recommendations of the Board from time to time provided and to the extent that such decisions are approved by the Board.

5.3 Subject to the provisions of this Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board. At no time shall the period during which an Option shall be exercisable exceed 10 years.

5.4 In the event that no specific determination is made by the Board with respect to the following matter, the period during which an Option shall, subject to any other specific provisions of the Plan, be exercisable shall be five years from the date the Option is granted to the Optionee.

5.5 The Option Price of Shares which are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option.

5.6 The maximum number of Shares which may be reserved for issuance to any one Optionee under this Plan or under any other Share Compensation Arrangement shall not exceed 5% of the Outstanding Issue.

5.7 The maximum number of Shares which may be reserved for issuance to Insiders under the Plan or under any other Share Compensation Arrangement shall be 10% of the Outstanding Issue.

5.8 The maximum number of Shares which may be issued to any one Insider and such Insider’s associates under the Plan and any other Share Compensation Arrangement in any 12 month period shall be 5% of the Outstanding Issue. The maximum number of Shares which may be issued to any Insiders under the Plan and any other Share Compensation Arrangement in any 12 month period shall be 10% of the Outstanding Issue.

5.9 Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in 5.7 and 5.8 above.

5.10 An Option is personal to the Optionee and is non-assignable.

ARTICLE VI
EXERCISE OF OPTIONS

6.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

6.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the listing of such Shares on the Exchange, if applicable; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

     In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

ARTICLE VII
TERMINATION OF EMPLOYMENT; DEATH

7.1 Subject to Section 7.2 and any express resolution passed by the Board with respect to an Option, an Option, and all rights to purchase pursuant thereto, shall expire and terminate immediately upon the Optionee ceasing to be a director, officer or a part-time or full-time employee of the Corporation or of any Subsidiary. The entitlement of a Consultant to Options including the termination thereof shall be in accordance with the terms of the consulting agreement entered into between the Corporation or the Subsidiary and the Consultant but will not exceed 90 days after termination of the contract.

7.2 If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee with the Corporation or with any Subsidiary shall terminate, in either case by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised by the legal representative(s) of the estate of the Optionee at any time during the first six months following the death of the Optionee (but prior to the expiry of the

Option in accordance with the terms thereof) but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his employment.

7.3 Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by the Corporation or continues to be a director or officer of, the Corporation or any Subsidiary.

ARTICLE VIII
CHANGE IN CONTROL AND CERTAIN ADJUSTMENTS

8.1 Notwithstanding any other provision of this Plan in the event that the Corporation receives an offer (the “Offer”) for:

(a)	the acquisition by any Person of Shares or rights or options to acquire Shares of the Corporation or securities which are convertible into Shares of the Corporation or any combination thereof such that after the completion of such acquisition such Person would be entitled to exercise 30% or more of the votes entitled to be cast at a meeting of the shareholders; or

(b)	the sale by the Corporation of all or substantially all of the property or assets of the Corporation;

then notwithstanding that at the effective time of the Offer the Optionee may not be entitled to all the Shares granted by the Option, the Optionee shall be entitled to exercise the Options to the full amount of the Shares remaining at that time from the date of the Offer to the date of the close of any such transaction. If such transaction is not completed within 90 days of the date of the Offer and the Optionee has not so exercised that portion of the Option relating to Shares to which the Optionee would not otherwise be entitled, this provision shall cease to apply to the Offer.

8.2 Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.

ARTICLE IX
AMENDMENT OR DISCONTINUANCE OF PLAN

9.1 The Board may amend or discontinue the Plan at any time upon receipt of requisite regulatory approval including without limitation, the approval of the Exchange, provided,

however, that no such amendment may, without the consent of the shareholders, increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the minimum Option Price, reduce the Option Price for Options granted to Insiders or, without the consent of the Optionee, alter or impair any of the terms of any Option previously granted to an Optionee under the Plan. Any amendments to the terms of an Option shall also require regulatory approval, including without limitation, the approval of the Exchange.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

10.2 Nothing in the Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3 To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

ARTICLE XI
SHAREHOLDER AND REGULATORY APPROVAL

11.1 The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation in accordance with the Business Corporations Act (Alberta), and to acceptance by the Exchange. Any Options granted prior to such approval and acceptances shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance is given.

SCHEDULE “A” TO SHARE OPTION PLAN

CERTIFICATE OF GENOIL INC.

     GENOIL INC. (the “Corporation”), for good and valuable consideration, hereby grants to the Optionee set forth below an Option to purchase common shares of the Corporation. The Option shall be subject to the terms and conditions set forth in the GENOIL INC. Share Option Plan, as the same may be amended or replaced from time to time (the “Plan”), and in addition shall be subject to the terms set forth below:

Optionee	:
Position with the Corporation	:
Number of Shares	:
Option Price	:
Expiry Date of Option	:
Rights of Exercise	:

     On the close of business on the Expiry Date, the Options granted will expire and terminate and be of no further force and effect whatsoever as to the Shares for which the Option hereby granted has not been exercised.

     Where used herein all defined terms shall have the respective meanings attributed thereto in the Plan. As provided for under the Plan, the Option provided for herein is not assignable to any other person. If you require a copy of the Plan, please contact the Secretary of the Corporation and she will provide a copy to you.

     DATED this 13th day of January, 2003.